                                                                       EXHIBIT 5


                      [CANADIAN SUPERIOR ENERGY INC. LOGO]






                       CODE OF BUSINESS CONDUCT AND ETHICS

                        FORMALLY APPROVED MARCH 30, 2005

                          CANADIAN SUPERIOR ENERGY INC.

                              TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

CODE OF BUSINESS CONDUCT AND ETHICS .........................................  1

SUMMARY OF THE CODE .........................................................  1

EXPLANATION OF THE CODE......................................................  2

1.   BUSINESS ETHICS AND PRACTICES

     Protecting Canadian Superior Assets and Resources ......................  2
     Policy Regarding E-Mail, the Internet, Telephones and
       Other Forms of Communication .........................................  2
     Media, Public and Governmental Inquiries ...............................  3
     Conflicts of Interest ..................................................  3
     Membership on Boards of Other Organizations ............................  3
     Personal Opportunities .................................................  4
     Confidential Information ...............................................  4
     Accuracy of Books and Records ..........................................  5
     Accounting, Auditing or Disclosure Concerns ............................  5

2.   WORK ENVIRONMENT

     Discrimination and Harassment Free Environment .........................  6
     Safe Working Conditions ................................................  6

3. LEGAL AND REGULATORY COMPLIANCE

     Compliance with Laws, Rules and Regulations ............................  7
     Securities Laws and Insider Trading ....................................  7
     Fair Dealing ...........................................................  8
     Gifts to Persons .......................................................  8
     Gifts from Persons .....................................................  8

COMPLIANCE WITH THE CODE ....................................................  8
Reports And Complaints ......................................................  9
Treatment of Reports and Complaints .........................................  9
Penalties for Violating The Code ............................................  9
Disciplinary Action for Code Violations ..................................... 10
Waivers ..................................................................... 10

LEGAL NOTICE ................................................................ 10

                      [CANADIAN SUPERIOR ENERGY INC. LOGO]


                       CODE OF BUSINESS CONDUCT AND ETHICS

TO ALL DIRECTORS, OFFICERS AND EMPLOYEES OF CANADIAN SUPERIOR ENERGY INC.

This Code of Business Conduct and Ethics (the "Code") applies to the directors, officers and employees of Canadian Superior Energy Inc. ("Canadian Superior" or the "Corporation").

It has always been the policy at Canadian Superior that all our activities should be conducted with the highest standards of honesty and integrity and in compliance with all legal and regulatory requirements. In varying degrees, as a director, officer or employee of Canadian Superior, each of us represents the Corporation in our dealings with others, whether they be other employees, customers, suppliers, competitors, governments or the general public.

At Canadian Superior, we are all expected, as directors, officers and employees, to conduct our dealings on behalf of the Corporation in accordance with this policy. So that there can be no doubt as to what is expected of each of us in this regard, the Board of Directors of Canadian Superior (the "Board") has endorsed this Code, which is to be followed by each Canadian Superior director, officer and employee.


                              SUMMARY OF THE CODE

As a director, officer or employee, when acting on behalf of Canadian Superior you are expected to:

1. Protect the Corporation's assets, and use them properly and with care for the benefit of Canadian Superior, and not for personal use.

2. Use email, the internet, telephone and other forms of communication provided by Canadian Superior appropriately, which means primarily for business-related purposes.

3.   Not speak on behalf of Canadian Superior unless authorized to do so.

4. Avoid situations in which your personal interests conflict or might conflict with the interests of Canadian Superior.

5. Obtain permission before joining the board of directors of another company or related organization.

6. Not take personal opportunities discovered by using property of Canadian Superior or in your role with Canadian Superior.

7. Protect the confidentiality of Canadian Superior's "non-public information".

8. Ensure that Canadian Superior's books and records are complete and accurate.

9.   Provide accurate and fair public disclosure.

10.  Investigate and report any accounting, auditing or disclosure concerns.

11.  Be committed to the prevention of workplace discrimination and harassment.

12. Be committed to ensuring the health and safety of fellow employees, officers and directors.

13. Know and comply with all laws, rules and regulations applicable to your position.

14. Not trade in Canadian Superior securities or any other company's securities if you possess material "non-public information".

15.  Deal fairly with Canadian Superior's customers, suppliers and competitors.

16. Not offer expensive gifts or other benefits to persons, including public officials and political parties, that might influence or be perceived as influencing a business decision.

17. Not accept expensive gifts or other benefits from persons doing or seeking to do business with Canadian Superior.

                             EXPLANATION OF THE CODE

The Code prescribes the minimum moral and ethical standards of conduct required of all directors, officers and employees of Canadian Superior. Violations of the Code can have severe consequences and will result in the appropriate discipline being taken, up to and including discharge where warranted by the circumstances.

An explanation of each of the rules is set forth below. If you are an employee or an officer who has questions regarding the application of any rule or about the best course of action in a particular situation, you should seek guidance from your supervisor.

1.   BUSINESS ETHICS AND PRACTICES

PROTECTING CANADIAN SUPERIOR ASSETS AND RESOURCES

CANADIAN SUPERIOR ASSETS ARE TO BE USED ONLY FOR THE PURPOSES OF FULFILLING YOUR CORPORATE RESPONSIBILITIES.

The Corporation's assets are meant for business use, not for personal use. We all have a responsibility to protect and safeguard Canadian Superior's assets from loss, theft, misuse and waste.

The Corporation's property should never be used for personal gain, and you should not allow Canadian Superior's property to be used for illegal activities. If you become aware of theft, misuse or waste of our assets or funds or have any questions about your proper use of them, you should speak with your supervisor. However, if you feel uncomfortable approaching your supervisor with your concern, you may contact Canadian Superior's President and CEO.

Misappropriation of Canadian Superior's assets is a breach of your duty to the Corporation and may be an act of fraud against the Corporation. Taking the Corporation's property from Canadian Superior facilities without permission is regarded as theft and could result in dismissal. In addition, carelessness or waste of Canadian Superior's assets may also be a breach of your duty to the Corporation and could result in dismissal.

The Corporation's assets include all memos, notes, lists, records and other documents (and copies of each of these) that you make or compile relating to Canadian Superior's business. All of these are to be delivered to the Corporation promptly after your employment ceases, or at any time that Canadian Superior requests.

POLICY REGARDING E-MAIL, THE INTERNET, TELEPHONES AND OTHER FORMS OF
COMMUNICATION

USE CANADIAN SUPERIOR'S VARIOUS FORMS OF COMMUNICATION PROPERLY AND
APPROPRIATELY.

We provide our employees with access to e-mail, the internet, telephones and other forms of communication for business purposes, and while we understand the need for limited and occasional use of these tools for personal purposes, this use should not be excessive or cause detriment to Canadian Superior. Internet use must be conducted in a professional manner. For example, accessing internet sites containing obscene or offensive material, or sending e-mails that are derogatory or harassing to another person or group of people or chain e-mails, is prohibited. In addition, employees must be vigilant to ensure that the network security is maintained.

MEDIA, PUBLIC AND GOVERNMENTAL INQUIRIES

DO NOT SPEAK ON BEHALF OF CANADIAN SUPERIOR UNLESS YOU ARE AUTHORIZED TO DO SO.

As outlined in Canadian Superior's Corporate Disclosure Policy, we have professionals who are trained and qualified as spokespersons to release information to the public. When members of the media, financial analysts or government authorities contact the Corporation to request information, the response can have far-reaching implications, including effects on Canadian Superior's stock price and ability to compete. When we provide information on the Corporation's operational strategies or financial results, we must ensure both that the information is accurate and that it is an appropriate time to "go public" with that information.

In addition, we must comply with the requirements of securities regulators and stock exchanges about how and when we disclose information, and understand that there are strict consequences for doing so improperly.

If you receive a request for information from outside the Corporation, you must forward it to the Investor Relations department if you are not authorized to speak on behalf of Canadian Superior.

CONFLICTS OF INTEREST

AVOID SITUATIONS IN WHICH YOUR PERSONAL INTERESTS CONFLICT, MIGHT CONFLICT OR MIGHT APPEAR TO CONFLICT WITH THE INTERESTS OF CANADIAN SUPERIOR.

As an employee, officer or a director, we expect that you will act honestly and ethically and in the best interests of Canadian Superior by avoiding conflicts of interest in your personal and professional relationships. While we respect your right to manage your personal affairs and investments and we do not wish to intrude on your personal life, Canadian Superior employees should place the Corporation's interest in any business transaction ahead of any personal interest or gain.

As an employee, officer or director, you may have a conflict of interest if you are involved in any activity that prevents you from performing your duties to Canadian Superior properly, or that may create a situation that would affect your judgment or ability to act in the best interests of Canadian Superior. For example, no employee should have a significant interest in a business that supplies goods or services to, or secures goods or services from, Canadian Superior, without receiving approval of his or her supervisor. Directors should look to the Corporate Governance Guidelines for guidance on potential conflict of interest situations.

To avoid conflicts of interest, you should identify potential conflicts when they arise and notify your supervisor if you are unsure whether a relationship or transaction poses a conflict or appears to pose a conflict. Your supervisor will be able to clear or resolve certain conflicts, or will be able to contact someone else who can. Directors should consult with the Chairman of the Board.

MEMBERSHIP ON BOARDS OF OTHER ORGANIZATIONS

IF YOU ARE AN OFFICER OR EMPLOYEE OF CANADIAN SUPERIOR, OBTAIN PERMISSION BEFORE YOU JOIN THE BOARD OF DIRECTORS OF ANOTHER COMPANY OR GOVERNMENT ORGANIZATION.

Serving as a director of another company, even one in which Canadian Superior has an interest, may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, may also create a conflict.

Before accepting an appointment to the board or a committee of any organization whose interests may conflict with Canadian Superior's interests, employees must receive written approval from Canadian Superior's Chairman.

Employees are permitted, however, to serve on boards of charities or non-profit organizations or in private family businesses that have no relation to Canadian Superior and its businesses. Prior approval is not required for these types of situations. If you hold a position with a charity or non-profit organization and if you speak publicly for the entity, you should ensure that you are seen as speaking on behalf of the entity or as an individual, and not on behalf of Canadian Superior.

PERSONAL OPPORTUNITIES

DO NOT TAKE PERSONAL OPPORTUNITIES THAT ARE DISCOVERED THROUGH THE USE OF PROPERTY OR INFORMATION OF CANADIAN SUPERIOR OR IN YOUR ROLE WITH CANADIAN SUPERIOR.

As an employee, officer or director, you are prohibited from taking for yourself opportunities that you discover through the use of Canadian Superior property, information or position; from using Canadian Superior property, information or position for personal gain; and from competing with the Corporation. Employees, officers and directors owe a duty to Canadian Superior to advance its legitimate interests when the opportunity arises.


CONFIDENTIAL INFORMATION

PROTECT THE CONFIDENTIALITY OF "NON-PUBLIC INFORMATION" CONCERNING CANADIAN SUPERIOR.

"Non-public information" is information that is not generally available to the investing public through a press release, disclosure to shareholders or widely reported media coverage. The circulation of rumors, or "talk on the street", even if accurate, is not considered public disclosure. The most common example of "material non-public information" is information about earnings or financial performance that has not yet been publicly disclosed.

Except where it is authorized or legally required, all directors, officers and employees must keep confidential, and not use for themselves or other persons including relatives or friends, all information concerning Canadian Superior or its business that is not generally available to the investing public.

Information is considered to be public if it has been disclosed in an annual report, annual information form, management information circular, press release or interim report. The obligation to keep certain information confidential applies both during appointment or employment with Canadian Superior, and after termination of appointment, or employment, including on retirement.

PROTECT THE CONFIDENTIALITY OF "NON-PUBLIC INFORMATION" ABOUT CUSTOMERS AND OTHERS.

We also respect confidentiality of information regarding other companies. If you learn of confidential information about another company in the course of your position, you should protect it the same way that you would protect confidential information about Canadian Superior. Data protection and privacy laws that affect the collection, use and transfer of personal customer information are rapidly changing areas of law, and you should consult with your supervisor if you have any questions regarding appropriate uses of customer information.

Disclosure of confidential information can be harmful to Canadian Superior and could be the basis for legal action against the Corporation and/or the employee, officer or director responsible for the disclosure.

For more information you should refer to Canadian Superior's Corporate Disclosure Policy.

ACCURACY OF BOOKS AND RECORDS

ENSURE THAT THE BOOKS AND RECORDS OF CANADIAN SUPERIOR ARE COMPLETE AND
ACCURATE.

The books and records of Canadian Superior must reflect in reasonable detail all its transactions in a timely and accurate manner in order to, among other things, permit the preparation of accurate financial statements in accordance with generally accepted accounting principles. All assets and liabilities of Canadian Superior must be recorded as necessary to maintain accountability for them.

All business transactions must be properly authorized. All transactions must be supported by accurate documentation in reasonable detail and recorded properly. The recorded value for assets must be compared to the existing assets at reasonable intervals and appropriate action taken with respect to any differences.

No information may be concealed from the auditors, the internal audit function, the Audit Committee or the Board.

In addition, it is unlawful to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant who is auditing our financial statements.

ACCOUNTING, AUDITING OR DISCLOSURE CONCERNS

PROVIDE ACCURATE AND FAIR PUBLIC DISCLOSURE.

We are required to provide full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission (SEC), the Ontario Securities Commission
(OSC) and other Canadian securities regulators, the Toronto Stock Exchange (TSX) and the American Stock Exchange (AMEX), as well as in other public communications made by Canadian Superior. All employees who are responsible for the preparation of Canadian Superior public disclosures, or who provide information as part of the process, have a responsibility to ensure that disclosures and information are made honestly, accurately and in compliance with Canadian Superior's disclosure controls and procedures.

We all have a responsibility to submit good faith questions and concerns regarding accounting, auditing or disclosure matters. Complaints and concerns related to such matters include, among others, actions involving:

(a) fraud or deliberate errors in the preparation, maintenance, evaluation, review or audit of any financial statement or financial record;

(b)  deficiencies in, or noncompliance with, internal accounting controls;

(c) misrepresentation or false statements to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports; or

(d) deviations from full and fair reporting of Canadian Superior's financial condition.

2.   WORK ENVIRONMENT

DISCRIMINATION AND HARASSMENT FREE ENVIRONMENT

CANADIAN SUPERIOR HAS ZERO TOLERANCE FOR WORKPLACE DISCRIMINATION AND HARASSMENT, AND ALL DIRECTORS, OFFICERS AND EMPLOYEES MUST BE COMMITTED TO PREVENTING AN INHOSPITABLE WORK ENVIRONMENT.

All directors, officers and employees must ensure that Canadian Superior is a safe and respectful environment, free of discrimination and harassment where high value is placed on equity, fairness and dignity. Harassment on the basis of race, gender, sexual orientation, colour, national or ethnic origin, religion, marital status, family status, citizenship status, veteran status, age or disability is prohibited. Harassment generally means offensive verbal or physical conduct that singles out a person to the detriment or objection of that person. Harassment covers a wide range of conduct, from direct requests of a sexual nature to insults, offensive jokes or slurs, which results in an inhospitable work environment. Harassment may occur in a variety of ways and may, in some circumstances, be unintentional. Regardless of intent, such conduct is not acceptable and may also constitute a violation of human rights legislation.

No officer or employee may harass another employee, customer, vendor, supplier, visitor or any other person on Canadian Superior's premises or while doing its business regardless of location.

SAFE WORKING CONDITIONS

WE ARE COMMITTED TO ENSURING THE HEALTH AND SAFETY OF OUR EMPLOYEES.

We all have the right to work in an environment that is safe and healthy. In this regard, we must:

(a) comply strictly with the letter and spirit of applicable occupational, health and safety laws and the public policies they represent;

(b)  follow work instructions or procedures on health and safety laws;

(c)  not engage in illegal or dangerous behaviors; and

(d) not possess or use weapons or firearms or any type of combustible materials in Canadian Superior's facilities or at Canadian Superior-sponsored functions unless you are authorized by Canadian Superior or the law to do so.

Canadian Superior has zero tolerance for acts of violence, threats of violence, acts of intimidation and hostility towards another person or group of persons. Promptly report to your supervisor or in accordance with the Reports and Complaints section of this Code, any accident, injury or unsafe equipment, practices or conditions, violent behavior or weapons possession.

3.   LEGAL AND REGULATORY COMPLIANCE

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

KNOW AND COMPLY WITH ALL LAWS, RULES AND REGULATIONS APPLICABLE TO YOUR
POSITION.

Many of Canadian Superior's activities are subject to complex and changing laws, rules and regulations. Ignorance of the law is not, in general, a defense to an action for contravention. We expect directors, officers and employees to make every reasonable effort to become familiar with laws, rules and regulations affecting their activities and to exert due diligence in complying with these laws, rules and regulations and, to ensure that those individuals reporting to them are also aware of these laws, rules and regulations. Our objective is to restrict willful or negligent violations of these laws, rules and regulations.

We will make information concerning applicable laws, rules and regulations available to directors, officers and employees. If you have any doubts as to the applicability of any law, you should refer the matter to your supervisor who may obtain advice from Canadian Superior's Counsel. Directors should seek guidance in accordance with the Corporate Governance Guidelines.

Canadian Superior's policy is to meet or exceed all applicable governmental requirements regarding its activities. As an employee, you must be aware of the applicable governmental requirements and report any violations thereof to your supervisors or in accordance with the Reports and Complaints section of this Code. Similarly, no employee, officer or director may enter into any arrangement contrary to applicable requirements or laws.

SECURITIES LAWS AND INSIDER TRADING

DO NOT TRADE IN CANADIAN SUPERIOR SECURITIES IF YOU POSSESS MATERIAL "NON-PUBLIC INFORMATION". IF YOU HAVE MATERIAL INFORMATION ABOUT A COMPANY WITH WHICH CANADIAN SUPERIOR DOES BUSINESS THAT IS NOT KNOWN TO THE INVESTING PUBLIC, YOU SHOULD NOT BUY OR SELL SECURITIES OF THAT COMPANY UNTIL AFTER THE INFORMATION HAS BECOME PUBLIC.

Information about Canadian Superior is "material":

(a) if publicly known, results in or would reasonably be expected to result in a significant change in the market price or value of any Canadian Superior securities; or

(b) if there is a substantial likelihood that a reasonable shareholder or investor would consider it important in making a decision to buy, sell or hold Canadian Superior securities.

If you are not sure whether information is material or "non-public", consult with Canadian Superior's President and CEO for guidance before engaging in any transaction in Canadian Superior securities.

You are also prohibited from disclosing material "non-public information" about Canadian Superior to other people, such as relatives or friends, who may trade on the basis of the information. Securities laws also prohibit trades made on the basis of these "tips". In addition, you should avoid trading in puts and calls relating to Canadian Superior securities.

FAIR DEALING

DEAL FAIRLY WITH CANADIAN SUPERIOR'S CUSTOMERS, SUPPLIERS AND COMPETITION.

You must endeavor to deal fairly with securityholders, Canadian Superior's customers, suppliers, competitors and employees, and should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

GIFTS TO PERSONS

USE YOUR BEST JUDGMENT IN GIVING AND RECEIVING GIFTS.

Directors, officers and employees should not offer expensive gifts or other benefits to persons, including public officials and political parties, that might influence or be perceived as influencing a business decision.

Employees whose duties permit them to do so, such as employees in marketing, may offer modest gifts, entertainment or other benefits to persons who have a business relationship with the Corporation. The benefits must be given in accordance with generally accepted ethical business practices. For example, it is acceptable to take a customer to dinner but it is not acceptable to give a customer cash.

Any donation or benefit to a public official or political party must be in accordance with Canadian Superior's Code. We encourage you to become involved in political activity acting on your own behalf, but not as a representative of Canadian Superior.

GIFTS FROM PERSONS

DIRECTORS, OFFICERS AND EMPLOYEES MUST NOT ACCEPT EXPENSIVE GIFTS OR OTHER BENEFITS FROM PERSONS DOING OR SEEKING TO DO BUSINESS WITH CANADIAN SUPERIOR.

As a director, officer or employee, you cannot solicit, encourage or receive bribes or other payments, contributions, gifts or favors that could influence your or another person's decisions. It is acceptable to accept modest gifts, entertainment or other benefits from persons doing or seeking to do business with Canadian Superior, provided the benefits are given in accordance with generally accepted ethical business practices.

For example, a pair of tickets to a baseball game may be accepted from a supplier. However, it is not appropriate to accept a trip from a supplier, unless there is a specific business purpose and the trip has been approved by the head of the employee's department.


                            COMPLIANCE WITH THE CODE

Each director, officer and employee of Canadian Superior will be provided with a copy of the Code.

The Code is intended to serve as a guide for your own actions and decisions and for those of your co-workers.

REPORTS AND COMPLAINTS

As an employee, if you believe that a violation of the Code or any law, rule or regulation has been or is likely to be committed by you or someone else who is a representative of Canadian Superior, you have an obligation to promptly report the relevant information to your supervisor, since your supervisor will generally be in the best position to resolve the issue. However, if you feel uncomfortable approaching your supervisor with your concern, or if you have any specific or general questions, you may contact Canadian Superior's President and CEO.

If you believe it is inappropriate to raise your complaint or report of a violation with either your supervisor or the President and CEO, you can write to the Chairperson of the Audit Committee (for issues related to accounting controls, auditing or disclosure) or the Chairperson of the Board (for all other types of issues such as harassment or discrimination, misuse of the internet, conflicts of interest or inappropriate gift giving or receiving).

Directors should promptly report violations to the Chairperson of the Board, or to the relevant committee Chairperson.

Directors, officers and employees can raise concerns either orally or in writing although reports to the Chairpersons of the Board or of the committees can only be made in writing.

The most important thing to remember when dealing with these types of questions or concerns is: When in doubt, ask.

TREATMENT OF REPORTS AND COMPLAINTS

Confidentiality of reported violations will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review and subject to law. You may make a report anonymously, in which case you should write a letter and include as specific details as possible, including back-up documentation where feasible, in order to permit adequate investigation of the concern or conduct reported. Vague, non-specific or unsupported allegations are inherently more difficult to pursue.

The party receiving the complaint must make a record of its receipt, document how the situation was dealt with and file a report with Canadian Superior's President and CEO. The President and CEO will retain all such reports, but will also maintain a separate log that will track the receipt, investigation and resolution of reported complaints specifically related to accounting controls, auditing and disclosure matters. Based on this log, the President and CEO will periodically compile a comprehensive summary of all of these types of complaints and the corrective actions taken and will bring the summary to the attention of the Chairperson of the Audit Committee for his or her review, since the Chairperson of the Audit Committee is ultimately responsible for Canadian Superior's compliance with the accounting, auditing and disclosure-related aspects of the Code. The President and CEO will bring any other complaints or reported violations that are not related to accounting controls, auditing or disclosure but are significant to the attention of the Chairperson of the Governance and Nominating Committee.

PENALTIES FOR VIOLATING THE CODE

Retaliation is prohibited. We want you to know that we will not discharge, demote or suspend you if you, in good faith, bring forward concerns about actual or potential violations of laws, rules or regulations, or the Code. However, we reserve the right to discipline you if you make an accusation without a reasonable, good faith belief in the truth and accuracy of the information or if you knowingly provide or make false information or accusations. "Good faith" does not mean that you have to be right - but it does mean that you must believe you are providing truthful information.

If you believe that you have been unfairly or unlawfully retaliated against, you may file a complaint with your supervisor or Canadian Superior's President and CEO.

DISCIPLINARY ACTION FOR CODE VIOLATIONS

We will impose discipline for each Code violation that fits the nature and particular facts of the violation. If you fail to comply with laws or regulations governing Canadian Superior's businesses, this Code or any other Canadian Superior policy or requirement, you may be disciplined up to and including immediate termination, and if warranted, legal proceedings may be brought against you.

WAIVERS

Waivers of the Code for employees may be granted only in writing by Canadian Superior's President and CEO. Any waiver of the Code for Canadian Superior executive officers or directors may only be made in writing by the Board or the Governance and Nominating Committee and will be promptly disclosed to shareholders to the extent required by law, regulation or stock exchange requirement.


                                  LEGAL NOTICE

This Code serves as a reference to you. Canadian Superior reserves the right to modify, suspend or revoke this Code and any and all policies, procedures, and programs in whole or in part, at any time. Canadian Superior also reserves the right to interpret and amend this Code and these policies in its sole discretion as it deems appropriate. Any amendments to the Code will be disclosed and reported as required by law.

Neither this Code, these policies nor any statements made by any employee of Canadian Superior, whether oral or written, confer any rights, privileges or benefits on any employee, create an entitlement to continued employment at Canadian Superior, establish conditions of employment, or create an express or implied employment contract of any kind between employees and Canadian Superior. In addition, all employees should understand that this Code does not modify their employment relationship, whether at will or governed by a written contract.

The version of the Code that appears online at WWW.CANSUP.COM may be more current and up to date and supersedes any paper copies, should there be any discrepancy between paper copies and what is posted online.